Exhibit 15.1

June  6, 2008

China Sunergy Co., Ltd. No. 123, Focheng West Road, Jiangning Economic & Technical Development Zone Nanjing Jiangsu 211100 People’s Republic of China	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	2842 9595 Andrew.Lee@conyersdillandpearman.com AL/yc/266170 (M#871778)

Dear Sirs,

China Sunergy Co., Ltd. (the “Company”)

Annual Report on Form 20-F

We hereby consent to the filing of this letter as an exhibit to the Company’s annual report on Form 20-F for the year ended 31 December, 2007 with the U.S. Securities and Exchange Commission, and to the reference therein to our firm under the heading “Cayman Islands Taxation” in the annual report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman